Hennessy Advisors, Inc. Reports First Quarter Earnings Increase of 333% and Announces Quarterly Dividend

NOVATO, Calif., Jan. 17, 2013 /PRNewswire/ -- Hennessy Advisors, Inc. (OTCBB: HNNA) today reported fully diluted earnings per share of $0.13 for the first quarter ended December 31, 2012, an increase of 333% over the previous period ended December 31, 2011. Total assets under management increased 287% to over $3 billion, and average assets increased by 216%, producing a corresponding increase in revenue, net income and earnings per share versus the prior comparable period.

The Board of Directors of Hennessy Advisors, Inc. today also declared a quarterly dividend of $0.03125 per share to be paid on February 25, 2013 to shareholders of record as of February 1, 2013. Based on the Hennessy Advisors, Inc. stock price at the close of business on January 17, 2013 of $5.44 per share, this dividend, when annualized, represents a 2.3% yield.

"Financial performance for the first quarter was clearly impacted by the purchase of the assets related to the management contracts of the FBR Funds, which took place on October 26, 2012. We are excited to now manage over $3 billion in assets and offer shareholders a broader and more diversified lineup of mutual fund products," said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc. "We remain committed to our long-range business model and to our core value that our shareholders always come first. We will continue to focus on growing our mutual fund assets through marketing and sales, and to diligently search for strategic asset purchases," Hennessy noted.

"Corporate America is strong, as evidenced by the positive returns in the financial markets in 2012, and I believe that investors may finally be recognizing the strong fundamentals present in today's equity market. I am optimistic that as investors return to mutual funds, this will translate into continued profitability for our shareholders and our firm," added Mr. Hennessy.

Hennessy Advisors, Inc.
Financial Highlights
Period to Period

	Three Months Ended
First Quarter	Dec. 31, 2012	Dec. 31, 2011	$ Change	% Change
Total Revenue	$ 4,703,012	$ 1,716,910	$ 2,986,102	173.9%
Net Income	$ 767,995	$ 152,267	$ 615,728	404.4%
Earnings per share (diluted)	$ 0.13	$ 0.03	$ 0.10	333.3%
Weighted Average number of
shares outstanding (diluted)	5,705,781	5,713,006	(7,225)	-0.1%
Mutual Fund Average Assets
Under Management	$ 2,458,220,685	$ 777,066,606	$ 1,681,154,079	216.3%

At Period Ending Date	Dec. 31, 2012	Dec. 31, 2011	$ Change	% Change
Mutual Fund Total Assets
Under Management	$ 3,024,068,111	$ 780,950,415	$ 2,243,117,696	287.2%
Retained Earnings	$ 16,335,637	$ 15,469,142	$ 866,495	5.6%

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is the publicly traded investment manager of the Hennessy Funds. Hennessy offers a broad range of domestic equity, sector and specialty, and balanced and fixed income products. Hennessy employs a consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

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Neil J. Hennessey
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CONTACT: Tania Kelley, Hennessy Advisors, Inc., 1-800-966-4354, +1-415-899-1555